Exhibit 99.1

Omeros Corporation Reports First Quarter 2011 Financial Results

Seattle, WA – May 10, 2011 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the first quarter of 2011.

Financial Results

Total operating expenses for the three months ended March 31, 2011 were $7.7 million compared to $6.8 million for the same periods in 2010. The increase in operating expense was primarily due to increased clinical trial activities and additional employee costs. For the three months ended March 31, 2011, Omeros reported a net loss of $6.5 million, or $0.30 per share. During the same period in 2010, Omeros reported a net loss of $6.7 million, or $0.31 per share. At March 31, 2011, Omeros had cash, cash equivalents and short-term investments of $43.6 million.

“The first quarter included several significant events for Omeros, most notably the announcement that our OMS103HP Phase 3 ACL program did not meet its prespecified primary endpoints,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “While this setback delays OMS103HP’s commercialization opportunity, the meniscectomy indication for the drug remains viable and, based on strong Phase 2 data, Phase 3 preparations are underway. We also recently reported positive results from our OMS302 Phase 2b, full-factorial OMS302 cataract trial and are submitting a request to the FDA for an end-of-Phase-2 meeting. We are evaluating our multiple options and will soon finalize our clinical plans for the remainder of 2011.”

Recent Highlights

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Announced that Omeros obtained an exclusive license to novel antifibrinolytic agents for the control of surgical and traumatic bleeding. Research on these agents was published in the February 11, 2011 issue of the Journal of Biological Chemistry.

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Expanded its exclusive license to phosphodiesterase 7 (PDE7) inhibitors from Daiichi Sankyo Co., Ltd. to include the fields of addiction and compulsive disorders. Currently, Omeros is advancing PDE7 inhibitors for the treatment of these as well as movement disorders. Omeros is collaborating on this program with both the National Institute on Drug Abuse and The Michael J. Fox Foundation.

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Announced the identification of compounds that interact selectively with two orphan GPCRs linked to pancreatic cancer (GPR182) and cognitive disorders (GPR12). Together with the three previously unlocked orphans linked to squamous cell carcinoma (GPR87), obesity (GPR85) and appetite control (GPR101), Omeros has now publicly announced that it has successfully unlocked five orphan GPCRs for drug development.

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Reported positive results from the Phase 2b clinical trial evaluating OMS302 in patients undergoing cataract surgery. In this 221-patient study, subjects treated with OMS302 demonstrated statistically significant (p<0.0001) and clinically meaningful maintenance of mydriasis throughout the cataract procedure, and OMS302 significantly decreased (p=0.0418) pain in the early postoperative period and reduced the frequency of complaints of moderate and severe pain (2.5 times more complaints in the vehicle-treated patients). The product candidate was safe and well tolerated in this study.

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Announced that OMS103HP failed to meet prespecified efficacy endpoints in a Phase 3 clinical program in patients undergoing arthroscopic anterior cruciate ligament reconstruction surgery. The data were confounded, and Omeros could not determine whether a drug effect was present in these trials.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, bleeding and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding Omeros’ clinical plans for OMS103HP and OMS302 and that Omeros may have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2011. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Grant revenue	$1,239	$378
Operating expenses:
Research and development	5,425	5,082
General and administrative	2,264	1,721

Total operating expenses	7,689	6,803

Loss from operations	(6,450)	(6,425)
Investment income	17	17
Interest expense	(293)	(452)
Other income (expense), net	184	199

Net loss	$(6,542)	$(6,661)

Basic and diluted net loss per common share	$(0.30)	$(0.31)

Weighted-average shares used to compute basic and diluted net loss per common share	22,056,590	21,293,985

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
Cash and cash equivalents and short-term investments	$43,636	$41,993
Total assets	47,753	45,704
Total notes payable	20,260	10,255
Total current liabilities	15,023	15,374
Deficit accumulated during the development stage	(154,129)	(147,587)
Total shareholders’ equity	14,672	20,470